Free Writing Prospectus

Filed pursuant to Rule 433

Dated April 28, 2020

Relating to

Preliminary Prospectus Supplement dated April 28, 2020 to

Prospectus dated September 5, 2018

Registration Statement No. 333-227202

DuPont de Nemours, Inc.

Final Term Sheet

April 28, 2020

$2,000,000,000 2.169% Notes due 2023

Issuer:	DuPont de Nemours, Inc.

Title of Securities:	2.169% Notes due 2023 (the “Notes”).

Ratings (Moody’s / S&P / Fitch)*:	Baa1 / BBB+ / BBB+ (stable outlook / negative watch / stable outlook).

Distribution:	SEC-registered.

Trade Date:	April 28, 2020.

Settlement Date (T+3)**:	May 1, 2020.

Maturity Date:	May 1, 2023.

Principal Amount Offered:	$2,000,000,000.

Price to Public (Issue Price):	100.000%.

Yield to Maturity:	2.169%.

Interest Rate:	2.169% per annum.

Interest Payment Dates:	Interest on the Notes will accrue from May 1, 2020 and will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2020.

Benchmark Treasury:	0.250% due April 15, 2023.

Spread to Benchmark Treasury:	+ 190 basis points.

Benchmark Treasury Price:	99-30 1/4.

Benchmark Treasury Yield:	0.269%.

Optional Redemption:	Make-whole call at any time at the greater of 100% or the discounted present value of the remaining scheduled payments of principal and interest from the redemption date to the maturity date at Treasury Rate plus 30 basis points.

Special Mandatory Redemption:	If the N&B Merger (as defined under “Description of Notes— Special Mandatory Redemption” in the prospectus supplement) is consummated, the Issuer will be required to redeem the Notes at a redemption price equal to 100% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, to but not including the date of redemption.

Joint-Bookrunners:

BofA Securities, Inc.

Citigroup Global Markets Inc.

MUFG Securities Americas Inc.

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

Co-Managers:

HSBC Securities (USA) Inc.

Santander Investment Securities Inc.

SG Americas Securities, LLC

TD Securities (USA) LLC

ABN AMRO Bank N.V.

Scotia Capital (USA) Inc.

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

Citizens Capital Markets, Inc.

Loop Capital Markets LLC

Siebert Williams Shank & Co., LLC

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof.

CUSIP:	26614N AA0.

ISIN:	US26614NAA00.

* A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

** It is expected that delivery of the Notes will be made against payment thereof on or about May 1, 2020, which will be the third business day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+3”). Under Rule 15c6-1, under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle T+3, to specify an alternate arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during the period described above should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) BofA Securities, Inc. toll free at 1-800-294-1322, (ii) Citigroup Global Markets Inc. toll free at 1-800-831-9146 or (iii) MUFG Securities Americas Inc. toll free at 1-877-649-6848.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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